Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PROFESSIONAL DIVERSITY NETWORK, INC.

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, Professional Diversity Network, Inc., a Delaware corporation (the “Corporation”), in order to amend its Amended and Restated Certificate of Incorporation, hereby certifies as follows:

FIRST:  The name of the Corporation is PROFESSIONAL DIVERSITY NETWORK, INC.

SECOND:  That the Board of Directors of the Corporation approved proposed amendments to the Amended and Restated Certificate of Incorporation, declaring said amendments to be advisable and in the best interest of the Corporation, and directing that such amendments be submitted to a vote of the stockholders of the Corporation at a special meeting of stockholders.

THIRD: Paragraph 4.1 of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“4.1 Classes of Stock.  The Corporation is authorized to issue two classes of stock to be designated, respectively, common stock (“Common Stock”) and preferred stock (“Preferred Stock”). The total number of shares of all classes of stock that the Corporation is authorized to issue is 46,000,000.”

FOURTH: Paragraph 4.2 of the Amended and Restated Certificate of Incorporation is hereby amended by replacing the first sentence with the following:

“The total number of shares of Common Stock that the Corporation shall have authority to issue is 45,000,000 shares, $0.01 par value per share.”

FIFTH: That the foregoing amendments were approved by the stockholders of the Corporation at a special meeting of stockholders.

SIXTH: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed and acknowledged this 17th day of October, 2016.

PROFESSIONAL DIVERSITY NETWORK, INC.

By:	/s/	David Mecklenburger
Name:		David Mecklenburger
Title:		Chief Financial Officer